FOR IMMEDIATE RELEASE	Contact:
CannaSys, Inc.
Michael A. Tew
Chief Executive Officer
Tel: 720.420.1290
Email: michael.tew@cannasys.com
Web: www.cannasys.com

CannaSys, Inc. Announces Acquisition of Alliance Financial Network, Inc.

Fintech Company Provides Proprietary and Innovative Mobile Payment Solution across Multiple Industries

Denver, CO / ACCESSWIRE / March 30, 2017 – CannaSys, Inc. (OTC PINK: MJTK), a marketing, branding, and technology company, signed a letter of intent to acquire Alliance Financial Network, Inc. (“AFN”). AFN is a Colorado-based financial technology (Fintech) company that provides a unique, proprietary digital transaction and mobile payment solution. AFN, a federally registered financial institution, has developed, owns and operates eXPO™, its electronic eXchange POrtal.

eXPO™ provides access for consumers and businesses to transfer funds electronically, whether consumer-to-consumer, consumer-to-business, business-to-consumer or business-to-business. eXPO™ delivers electronic payment solutions to multiple industries. AFN is currently working with companies in a number of vertical markets that can leverage the eXPO system immediately because of its universally compliant foundation and its ability to be scaled rapidly.

AFN’s proprietary eXPO™ technology facilitates transactions between members inside the eXPO™ network, and between network members and those outside the network, to address those served by traditional, as well as non-banked, under-banked and cash intensive industries. eXPO™ members include consumers, businesses, and governmental agencies. eXPO™ has the ability to accurately track and report local, state, and if applicable, federal tax obligations of consumers and retailers. eXPO™ can be found at www.getexponow.com.

AFN and eXPO™ are registered with the U.S. Department of the Treasury Financial Crimes Enforcement Network (FinCEN) as a financial institution. This registration provides AFN with the appropriate regulatory framework and guidance on a federal level for Bank Secrecy Act (BSA) and Anti-Money Laundering (AML) compliance. The eXPO™ mobile application is downloadable by consumers and businesses once they become an eXPO™ member.

CannaSys will acquire AFN by issuing a controlling equity stake in the pro forma company, whereby AFN will become a wholly owned CannaSys subsidiary. The combined company will market AFN’s products, and platforms, as well as the CannaSys suite of products. As part of the transaction, AFN’s nominees will become directors and key officers of CannaSys, and the Cannasys, Inc. name will be changed to Alliance Financial Network, Inc. On February 12, 2017, CannaSys solidified its commitment to closing the transaction with a direct investment in AFN.

“I could not be more excited about AFN’s core products, its management team, and its exponential growth prospects across multiple industries,” commented CannaSys CEO, Michael Tew. “eXPO™ was created to meet the demands of a changing landscape within the payments industry, and it demonstrates how the fintech sector continues to introduce revolutionary product offerings.”

In addition to the controlling interest issued to AFN as part of the transaction, AFN will be eligible to earn additional shares for meeting certain performance targets based upon the rollout of its core eXPO™ technology within the next two years. The metrics for the earn-out are the following:

1. Executed agreement or contracts that use AFN’s technology and/or platform and result in projected revenue of $5 million in the following 12 months; or

2. Executed agreement or contracts with commercially reasonable terms that result in the deployment of AFN’s technology in more than 250 retailers over the following 12 months.

“The earn-out targets are a cornerstone of AFN’s alignment with shareholders and further demonstrates AFN’s conviction regarding its products and business strategy,” commented Tew.

Larry Lipman, AFN CEO and Founder, noted: “Our transaction with CannaSys is accretive to AFN’s discussions with regulators and retailers. We have already made substantial progress in delivering a valuable regulatory-compliant product to the marketplace. Now we are focused on accelerating growth opportunities in the upcoming year.”

Completion of the AFN acquisition is contingent on a number of factors, including the execution of a definitive acquisition agreement, compliance with representation and warranties, the satisfaction of specified conditions, and other matters.

About CannaSys, Inc.

CannaSys is a technology solutions, marketing, and branding company. Its core products are delivered “software as a service” to facilitate point-of-purchase transactions, customer relationship marketing solutions. CannaSys plans to develop, acquire, and build strategic relationships with other businesses in order to bring additional solutions to market. For more information, please visit www.cannasys.com.

About Alliance Financial Network, Inc.

Alliance Financial Network, Inc. (AFN) is a federally registered financial institution that owns and operates eXPO™, a mobile payment solution that has the ability to track product inventory, delivery and generate audit-ready reports. AFN conducts compliance reviews on all clients. These reviews are designed to meet financial industry standards for know-your-customer requirements and regulatory reporting. In addition to AFN’s inventory-to-general-ledger tracking system, the company features access to federally licensed, secure and compliant cash transport, which also includes storage (vaulting) and delivery to the Federal Reserve.

AFN’s enterprise end-to-end ecosystem enables licensed users to interact in a secure, transparent environment. This unique system enforces compliance at every step, ensuring clear and connected tracking for regulatory audits and accounting purposes. AFN believes its eXPO™ product will become the gold standard for industry compliance and mobile payment solutions.

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including continued acceptance of CannaSys’s products, increased levels of competition for CannaSys, new products and technological changes, CannaSys’s dependence on third-party suppliers, and other risks detailed from time to time in CannaSys’s periodic reports filed with the U.S. Securities and Exchange Commission.

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